                                               Filed Pursuant To Rule 424(b)(3)
                                                     Registration No. 333-63439

Prospectus Supplement No. 1
To Prospectus Dated December 10, 1998

                                   $86,250,000
                             Aspen Technology, Inc.
          5-1/4% Convertible Subordinated Debentures due June 15, 2005

     This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5-1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

     In this Prospectus Supplement, we use some capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of January 21, 1999.

     We are providing this Prospectus Supplement to add the following information to the table in the Prospectus under the caption "Selling Securityholders":

                                        Principal Amount of                     Shares of Common                 Shares of Common
                                      Debentures Beneficially                  Stock Beneficially               Stock Beneficially
                                         Owned Prior to the                    Owned Prior to the    Shares of   Owned After the
                                              Offering           Amount of           Offering         Common        Offering
                                      -----------------------    Debentures   --------------------     Stock    -------------------
      Selling Securityholder            Number    Percent(1)     Offered(2)   Number(3) Percent(4)   Offered(3) Number   Percent(4)
                                      ---------- -----------     ----------   --------- ----------   ---------- ------   ----------
Goldman, Sachs & Co.                  $1,539,000    1.8%         $1,539,000     29,054      *           29,054    --        --
Reserve Convertible                      650,000      *             650,000     12,271      *           12,271    --        --
  Securities Fund

McMahan Securities                        48,000      *              48,000        906      *              906    --        --
  Company, L.P.

------------
*    Less than one percent.

(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on January 21, 1999.

(2) Each Selling Securityholder has indicated that it intends to offer all of the Debentures that it owns. As a result, no Debentures will be owned after the offering.

(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.

(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,926,493 shares of common stock outstanding on January 21, 1999.

          The date of this Prospectus Supplement is January 25, 1999.